HYDROGEN, L.L.C.
1801 Route 51 South
Jefferson Hills, PA 15025

June 30, 2005

Gregory Morris
P.O. Box 8425
Horseshoe Bay, TX 78657-8425

Re: Amendment to Employment Agreement

Dear Mr. Morris:

Reference is made to those certain employment agreements, dated January 30, 2004 and April 7, 2005 (together, "Employment Agreement") between HydroGen, L.L.C., an Ohio limited liability company (the "Company"), and you.

Pursuant to the terms of the Employment Agreement, you may earn units of L.L.C. membership interests ("Membership Interests") in an amount up to 3% of the total outstanding equity capitalization of the Company as of January 19, 2004, should you achieve the maximum sales bonus defined in the Employment Agreement. As of January 19, 2004, 1% of the total outstanding equity capitalization of the Company corresponds to 1 unit of L.L.C. Membership Interest. As you are aware, the Company and its members are entering into an Exchange Agreement, dated as of May 13, 2005, (the "Exchange Agreement") with Chiste Corporation, a Nevada corporation ("Chiste"), pursuant to which Chiste will purchase all of the outstanding units of Membership Interests of the Company in exchange for approximately 95% of the shares of common stock of Chiste. As a result of such exchange, Chiste will become the sole member of the Company and the current members of the Company will become shareholders of Chiste.

This letter is to inform you of the structure that will result from the consummation of the proposed transactions contemplated under the Exchange Agreement and to obtain your agreement to amend the Employment Agreement to provide that, effective as of the Closing Date under the Exchange Agreement (the "Closing Date"), for each unit of Membership Interest in the Company to which you would be entitled under the Employment Agreement, you will instead be entitled to 669,289 shares of the common stock of Chiste (the "Chiste Shares"), up to a maximum of 2,007,866 shares (based upon a maximum compensation of a 3% interest in the Company under the Employment Agreement). The number of Chiste Shares to be issued to you is subject to equitable adjustment for stock splits, reverse splits, recapitalizations and the like (including, without limitation, the 1-for-25 reverse stock split contemplated by the Exchange Agreement and the Private Placement Memorandum referred to therein). The number of shares set forth herein assumes that there has been a capital raise of $15 million contemporaneously with the closing of the transactions contemplated by the Exchange Agreement, and that all owners of bridge notes (aggregate principal amount of $2,000,000) have elected to convert these Company debt obligations to equity. If either of these scenarios does not come to pass, the number of shares will be ratably adjusted based on the actual amount of capital raised and converted debt.

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Your signature below will indicate your understanding and acknowledgment of, and agreement with, the modification of the Employment Agreement as described herein. Such modification will be effected by the terms of this letter upon receipt of your signature, and no further action on the part of Chiste, the Company or you will be required.

Sincerely,

HYDROGEN, L.L.C.

Joshua L. Tosteson
President

ACKNOWLEDGED AND AGREED TO
this 30 day of June, 2005.

____
Gregory Morris